                                                                     EXHIBIT 8.1

                             [FORM OF TAX OPINION]

May 16, 1996

Board of Directors
Pryon Corporation
N93 W14575 Whittaker Way
Menomonee Falls, WI 53051

Dear Board Member:

    You have requested our opinion with respect to certain federal income tax consequences of the proposed merger (the "Merger") of Protocol Merger Corporation ("Merger Sub"), a newly-formed, wholly-owned subsidiary of Protocol Systems, Inc. ("Protocol"), with and into Pryon Corporation ("Pryon").

    In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreement and Plan of Merger (the "Agreement") dated as of February 20, 1996, among Protocol, Merger Sub and Pryon, (ii) the Joint Proxy Statement-Prospectus of Protocol and Pryon (the "Proxy Statement-Prospectus") and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. We have not attempted to verify independently the accuracy of any of the information contained in these documents. This opinion also is subject to the receipt by us prior to the Effective Date of certain written factual representations of Protocol, Merger Sub, Pryon and others as to, among other things, the satisfaction of the requirements of "continuity of shareholder interest" and "continuity of business enterprise" (and assumes that such representations will be complete and accurate as of the Effective Date of the Merger), which factual representations we will neither investigate nor verify.

    We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance with the Agreement and as described in the Proxy Statement-Prospectus and that the Merger will qualify as a statutory merger under the applicable laws of the State of Wisconsin.

    Based upon and subject to the foregoing, the discussion contained in the Proxy Statement-Prospectus under the caption "Certain Federal Income Tax Considerations," except as otherwise indicated, expresses our opinion as to the certain Federal income tax consequences concerning the Merger. You should be aware, however, that such discussion represents our conclusions as to the application of existing law to the instant transactions. There can be no assurance that contrary positions may not be taken by the Internal Revenue Service. Our opinion does not constitute a guarantee.

Pryon Corporation
May 16, 1996
Page 2

    We hereby consent to the filing of this opinion as an exhibit to the Form S-4 Registration Statement to be filed with the Securities and Exchange Commission. We also consent to the references to our opinion under the heading "Certain Federal Income Tax Considerations" in the Proxy Statement-Prospectus.

                                          Very truly yours,

                                          MICHAEL BEST & FRIEDRICH